EMPLOYMENT AND NON-COMPETITION AGREEMENT


     This Employment and Non-competition Agreement (the "Agreement"), effective as of August 1, 1998 (the "Effective Date"), is by and between Friede Goldman International Inc., a Delaware corporation (the "Company"), and John F. Alford (Employee").

                              RECITALS

     WHEREAS, the Company desires to engage Employee as its Executive Vice President in charge of the Company's Mergers and Acquisitions Department and in other related capacities, and Employee desires to accept such engagement.

     Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the Company and Employee hereby agree as follows:

                             AGREEMENTS

I.        Employment and Duties.

(a) The Company hereby employs Employee as Executive Vice President-Mergers and Acquisitions. As such, Employee shall have responsibility for identifying, evaluating and, with the approval of the Company's Board of Directors, negotiating the acquisition of those businesses within the oil and gas industry which would complement the existing business activities carried on by the Company and its various subsidiaries. In addition, Employee shall be responsible for maintaining communications with, and making presentations to, investment bankers, fund managers, analysts and other individuals in the financial community who might invest in, or recommend that others invest in, the Company's common stock. Employee shall also oversee the entry into the U.S. market of the products produced by the Company's subsidiary, Brissonneau et Lotz Marine SA. Employee shall have such additional responsibilities, duties and authorities as may be assigned to him by the Company from time to time. Employee will report to the Chairman of the Board of Directors of the Company. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote his time, attention and best efforts to promote and further the business of the Company.

(a) Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

(a) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. However, the foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

1. Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

(a) Base Salary. Beginning on the Effective Date, the base salary payable to Employee shall be $175,000.00 per year, payable on a regular basis in accordance with the Company's standard payroll procedures. On at least an annual basis, the Compensation Committee of the Board of Directors of the Company (the "Committee") will review Employee's performance and may recommend an increase to such base salary, or the payment of a bonus, if, in the Committee's discretion, any such salary increase or bonus payment is warranted.

(a) Stock Options. The Company shall cause to be granted to Employee nonqualified stock options to purchase 70,000 shares of the common stock of the Company, at an exercise price equal to the closing sale price per share of the Company's common stock on the date that the Compensation Committee of the Company's Board of Directors approves the grant of options described herein to Employee.
Employee's stock options shall be exercisable, on a cumulative basis, as follows:

          Exercise Date                       Total Shares Exercisable

     1st Anniversary of Effective Date                 20,000
     2nd Anniversary of Effective Date                 45,000
     3rd Anniversary of Effective Date                 70,000

     All stock options granted to Employee shall expire upon the earlier of the termination of Employee's employment with the Company or 5:00 p.m. CST, September 11, 2008, unless sooner exercised by Employee. The provisions of the Company's Amended and Restated 1997 Equity Incentive Plan shall control all other aspects of the stock options to be granted to Employee hereunder.

          If, during the term of this Agreement or any extension thereof, any one individual or entity, other than J. L. Holloway or any entity in which J. L. Holloway has a fifty percent (50%) or greater ownership interest, acquires ownership of more than fifty percent (50%) of the Company's outstanding common stock, whether by purchase, merger or any other form of business combination (a "Change in Control"), then, in that event, the stock options granted to Employee pursuant to the provisions of this subparagraph 2(b) which are unexercised at the date of such Change in Control shall automatically double and shall become immediately exercisable by Employee. In all other events, the preceding paragraph of this subparagraph 2(b) shall control the timing of the exercise of Employee's stock options granted herein.

          The representation of the Company to Employee that the Company will grant options to purchase shares of the Company's common stock in the event of his continued employment with the Company is not to be construed as a guaranty by the Company of the continued employment of Employee, nor is it to be construed that Employee has any rights in or to any unissued shares of the Company's common stock. Upon the termination of Employee's employment, for any reason, by the Company or voluntarily by Employee, Employee shall have no rights in or to any shares of the common stock of the Company remaining unissued to Employee pursuant to options to be granted under this subparagraph 2(b).

(a)       Executive Perquisites, Benefits and Other Compensation.
Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below.

               (1) Reimbursement for all business travel and other out-of-pocket expenses (including those costs to maintain any professional certifications held or obtained by Employee) reasonably incurred by Employee in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement and in a format and manner consistent with the Company's expense reporting policy.

               (2) Two (2) weeks of paid vacation per year following the first anniversary of the Effective Date.

               (3) The Company shall provide Employee with a leased vehicle of Employee's reasonable choice having a maximum monthly rental of $500.00, plus insurance and normal maintenance.

               (4) The Company shall provide Employee with other executive perquisites as may be available to or deemed appropriate for Employee by the Board of Directors or the Committee and participation in all other Company-wide employee benefits as may be adopted from time to time by the Company, including, but not limited to, the Company's current medical and dental insurance program and 401(k) profit sharing plan.

1.        Non-competition Agreement.

(a) Employee recognizes that the willingness of the Company to enter into this Agreement is based in material part on Employee's agreement to the provisions of this paragraph 3, and that Employee's breach of the provisions of this paragraph could materially damage the Company, and its Affiliates. For purposes of this Agreement, the term "Affiliate" shall mean an entity which, directly or indirectly, controls, is controlled by, or is under common control with the Company (the Company and its Affiliates are hereinafter collectively referred to as the "Affiliates" and individually as an "Affiliate"). Therefore, in consideration of the benefits to be received by Employee as a result of his employment with the Company, Employee agrees that Employee shall not, for a period of two (2) years immediately following the termination of this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

               (1) contact any customer of any Affiliate or other person for the purpose of inducing or attempting to induce such customer or other person to cease doing business with any Affiliate;

               (2) induce or attempt to induce any agent or employee of any Affiliate to terminate employment with an Affiliate or to commence work with any competitor of any Affiliate;

               (3) call on, solicit, attempt to obtain, accept, or in any way secure business from any of the customers of any Affiliate, nor, directly or indirectly, aid or assist any other person, firm or corporation in the solicitation of such customer; and

               (4) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with any Affiliate within the United States, Canada or France.

(a) Because of the difficulty of measuring economic losses to the Affiliates as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Affiliates for which they would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Affiliates, or any of them, in the event of breach by him, by injunctions and restraining orders without the necessity of posting any bond or other security therefor.

(a) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that any restrictions set forth in this paragraph 3 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

(a) Each of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company or any Affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any Affiliate of such covenants.

1.        Term; Termination; Rights on Termination.

(a) The term of this Agreement shall begin on the Effective Date and continue for a period of two (2) years unless earlier terminated by either party. At any time after the commencement of employment, the Company or Employee may, at the will of either, for any reason, terminate this Agreement and Employee's employment, effective immediately. At the end of the initial two (2) year term, this Agreement shall automatically continue for an additional two (2) years pursuant to the same terms and conditions.

(a) Upon termination of this Agreement by the Company for any reason other than Cause, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination, plus one (1) year base salary as the same may have been increased by the Committee from time to time.

(a) Upon the termination of this Agreement by the Company or any successor thereto upon a Change in Control for any reason other than Cause, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination, plus three (3) years base salary as the same may have been increased by the Committee from time to time.

(a) Upon termination of this Agreement by the Company or any successor thereto for Cause, or by the Employee for any reason, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination.

(a) For purposes of this Agreement "Cause" is defined as (i) an act or acts of personal dishonesty taken by Employee and intended to result in substantial personal enrichment of Employee at the expense of the Company, (ii) repeated violations of Employee of Employee's obligations under paragraph 1 hereof and which are not remedied in a reasonable period of time after receipt of written notice by Employee from the Company, or (iii) the conviction of Employee of a felony.

(a) Upon termination of this Agreement by either party for any reason, all other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that Employee's obligations under paragraphs 3, 5, 6, 7 and 8 herein shall survive such termination in accordance with their terms.

1. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company or any Affiliate or the representatives, vendors or customers thereof which pertain to the business of the Company or any Affiliate shall be and remain the property of the Company or an Affiliate, as the case may be, and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or of any Affiliate which are collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

1. Inventions. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Company or any Affiliate and which Employee conceives as a result of his employment by the Company. Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

1.        Confidentiality.

(a) Employee acknowledges and agrees that all Confidential Information (as defined below) of the Company and any Affiliate is confidential and a valuable, special, and unique asset of the Company that gives the Company an advantage over its actual and potential, current, and future competitors. Employee further acknowledges and agrees that Employee owes the Company and any Affiliate a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use and unauthorized disclosure or unauthorized use of the Company's or any Affiliate's Confidential Information would irreparably injure the Company and its Affiliates.

(a) Both during the term of Employee's employment and after the termination of Employee's employment for any reason (including wrongful termination), Employee shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Employee. Employee shall not, at any time (either during or after the term of Employee's employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile, or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Board of Directors of the Company, or permit any other person to do so. Employee shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Employee.

(a) Upon the termination of Employee's employment with the Company for any reason, and upon request of the Company at any other time, Employee shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Employee shall certify to the Company in writing that all such materials have been returned.

(a) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for the Company or any Affiliate (whether or not owned or developed by the Company or any Affiliate and whether or not developed by Employee) that is not generally known to the public. Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or any Affiliate; all information that the Company or any Affiliate has marked as confidential or has otherwise described to Employee (either in writing or orally) as confidential; all nonpublic information concerning the Company's or any Affiliate's products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers, and contracts; all Company and Affiliate business records and plans; all Company and Affiliate personnel files; all financial information of or concerning the Company or any Affiliate; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights, patents, trademarks, servicemarks and other intellectual property; all technical specifications; any proprietary information belonging to the Company or to any Affiliate; all computer hardware or software manual; all training or instruction manuals; all data and all computer system passwords and user codes.

1. No Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

1. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of paragraph 10 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

1. Complete Agreement. Except as expressly provided herein, this Agreement is not a promise of future employment. Employee has no oral understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

1. Notices. All notices or other documents required to be delivered under this Agreement shall be given in writing and shall be personally delivered, delivered by United States certified mail, return-receipt requested, or by facsimile to the parties at the addresses listed below. Such notices shall be effective as of the time of delivery if personally delivered, as of the date of receipt as referenced by the official receipt of the United States Postal Service if delivered by certified mail, or as of the date and time of receipt as reflected by facsimile acknowledgment. The addresses of the parties are as follows:

     To the Company:          Friede Goldman
                              International Inc.
                              525 E. Capitol Street, Suite 402
                              Jackson, Mississippi  39201

     Attention:               J. L. Holloway, Chairman

                              Telephone:     (601) 352-1107
                              Facsimile:     (601) 352-0588

     To Employee:             John F. Alford
                              51 Northtown Drive #16A
                              Jackson, Mississippi  39211

                              Telephone:     (601) 899-8680

The addresses set forth above may be changed by either party upon fifteen (15) days' prior notice given to the other party in accordance with the provisions of this paragraph.

1. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

1. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Mississippi.

                         FRIEDE GOLDMAN INTERNATIONAL INC.



                         By:/s/ J. L. HOLLOWAY
                              J. L. Holloway
                              Chairman


                         EMPLOYEE:



                         /s/ JOHN F. ALFORD
                         John F. Alford